UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2024

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	001-16174	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

124 Dvora Hanevi’a Street Tel Aviv 6944020, Israel
(Address of Principal Executive Offices, including Zip Code)

+972-3-914-8213
(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Copies of communications to:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one Ordinary Share	TEVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Mr. Eric Drapé, Executive Vice President, Global Operations

Mr. Eric Drapé, Executive Vice President, Global Operations, will be leaving Teva Pharmaceutical Industries Ltd. (“Teva” or the “Company”). Mr. Drapé will remain in his role until June 3, 2024.

Appointment of Mr. Matthew Shields, Executive Vice President, Global Operations

Mr. Matthew Shields has been appointed as Executive Vice President, Global Operations of Teva and a member of Teva Executive Management, effective June 3, 2024. Mr. Shields will be based out of Teva’s U.S. headquarters.

Mr. Shields, age 50, is a manufacturing and supply chain leader with more than 25 years of experience in the biopharmaceuticals and animal health industries. Prior to joining Teva, Mr. Shields was the Senior Vice President for Manufacturing at Merck Animal Health (known as MSD Animal Health outside of the United States and Canada), which he joined in 2020. Prior to his time at Merck Animal Health, Mr. Shields was a senior leader at Sanofi from 2017 to 2020, first serving as Head of Engineering and Operational Excellence for Sanofi’s Biologics organization from 2017, and later serving as Global Head of Sanofi’s Specialty Care Manufacturing organization from 2017 to 2020, during which time he also oversaw the commissioning and startup of Sanofi’s first digitally enabled continuous manufacturing facility. From 2000 to 2017, Mr. Shields served at Amgen, holding a series of increasingly senior leadership roles, including Head of Global Raw Material Supplier Relationships, Executive Director and Plant Manager in Singapore, and Executive Director of Manufacturing. Mr. Shields received his undergraduate degree in Chemical Engineering and Materials Science Engineering from the University of Connecticut and a Master of Business Administration from Bryant University in Rhode Island. He currently serves on the board of the National Association of Manufacturers.

Mr. Shields will serve as Executive Vice President, Global Operations of Teva with an initial base salary of $825,000, with eligibility to be considered for an annual cash incentive with a target amount equal to 100% of Mr. Shields’s annual base salary, and for equity-based awards under the Company’s equity compensation plan. Mr. Shields is eligible to participate in employee benefit plans, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. Mr. Shields will also receive a sign-on cash award of $200,000 and certain relocation benefits.

Upon termination by Teva (except for cases of gross or willful misconduct by Mr. Shields), Mr. Shields will be entitled to receive cash severance which equals to the product of nine times his monthly base salary and payment of certain costs associated with continued medical insurance for 18 months. Mr. Shields will also be entitled to receive an indemnity, in compensation of his undertaking not to compete with the Company for nine months following termination, paid on a monthly basis during these nine months, for a total amount which equals to nine times his monthly base salary. In the additional event that his employment is terminated by Teva, except for cases of gross or willful misconduct of Mr. Shields, within one year following certain change of control transactions and as a result thereof, Mr. Shields will be entitled to an additional lump sum cash payment of $1.5 million.

Mr. Shields does not have any family relationships with any of the Company’s directors or executive officers and is not party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

ITEM 7.01	Regulation FD Disclosure

On May 15, 2024, Teva issued a press release announcing that Mr. Matthew Shields will be appointed as Executive Vice President, Global Operations. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished to the Securities and Exchange Commission (the “Commission”) and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, except as set forth by specific reference in such filing.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Document

99.1	Press release of the Company issued on May 15, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Date: May 15, 2024	By:	/s/ Eli Kalif
	Name:	Eli Kalif
	Title:	Executive Vice President, Chief Financial Officer

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